Exhibit 10.1

CONSULTING AGREEMENT

This Consulting Agreement (this “Agreement”), including any exhibits attached hereto, is effective as of January 1, 2025 (the “Effective Date”), by and between Dolphin Entertainment, Inc. with an address of 150 Alhambra Circle, Suite 1200, Coral Gables, FL 33134 (“Company”), and Hilarie Bass with an address of ***, Miami, Florida (the “Consultant”). For good and valuable consideration, the sufficiency and receipt of which is acknowledged, the parties agree as follows:

1. SERVICES. Company hereby engages Consultant, and Consultant hereby accepts such engagement, to provide certain consulting services to Company (the “Services”) as set forth on statements of work executed by the parties, in a form substantially similar to that set forth on Schedule 1 (each, a “Statement of Work”), on the terms and conditions set forth in this Agreement. All references to this Agreement shall include references to all Statements of Work entered hereunder.

2. TERM. The initial term of this Agreement shall commence on the Effective Date and shall continue for one (1) year (the “Initial Term”). At the end of the Initial Term, this Agreement shall automatically renew for successive one (1) year periods unless either party provides written notice of non-renewal prior to the end of the then-current period. References to the “Term” hereunder shall refer to the Initial Term and any renewals thereof.

3. FEES AND EXPENSES. As full compensation for the Services, Company shall pay Consultant a fee in accordance with the applicable Statement of Work (the “Fee”). Consultant shall be solely responsible for any applicable federal, state, and/or local taxes.

4. RELATIONSHIP OF THE PARTIES.

4.1.	Consultant is an independent contractor of Company, and this Agreement shall not be construed to create any association, partnership, joint venture, employment, or agency relationship between Consultant and Company for any purpose. Consultant has no authority (and shall not hold itself out as having authority) to bind Company and Consultant shall not make any agreements or representations on Company’s behalf without Company’s prior written consent.

4.2.	Without limiting Section 4.1, Consultant will not be eligible to participate in any vacation, group medical or life insurance, disability, profit sharing or retirement benefits, or any other fringe benefits or benefit plans offered by Company to its employees, and Company will not be responsible for withholding or paying any income, payroll, Social Security, or other federal, state, or local taxes, making any insurance contributions, including for unemployment or disability, or obtaining workers’ compensation insurance on Consultant’s behalf.

5. INTELLECTUAL PROPERTY RIGHTS.

5.1.	Company is and will be the sole and exclusive owner of all right, title, and interest throughout the world in and to all the results and proceeds of the Services performed under this Agreement, including any deliverables set out in any Statements of Work (the “Deliverables”), and all other writings, technology, inventions, discoveries, processes, techniques, methods, ideas, concepts, research, proposals, and materials, and all other work product of any nature whatsoever, that are created, prepared, produced, authored, edited, modified, conceived, or reduced to practice in the course of performing the Services or other work performed in connection with the Services or this Agreement (collectively, and including the Deliverables, “Work Product”) including all patents, copyrights, trademarks (together with the goodwill symbolized thereby), trade secrets, know-how, and other confidential or proprietary information, and other intellectual property rights (collectively “Intellectual Property Rights”) therein. Consultant agrees that the Work Product is hereby deemed “work made for hire” as defined in 17 U.S.C. § 101 for Company and all copyrights therein automatically and immediately vest in Company. If, for any reason, any Work Product does not constitute “work made for hire,” Consultant hereby irrevocably assigns to Company, for no additional consideration, Consultant’s entire right, title, and interest throughout the world in and to such Work Product, including all Intellectual Property Rights therein, including the right to sue for past, present, and future infringement, misappropriation, or dilution thereof.

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5.2.	To the extent any copyrights are assigned under this Section 5, Consultant hereby irrevocably waives in favor of Company, to the extent permitted by applicable law, any and all claims Consultant may now or hereafter have in any jurisdiction to all rights of paternity or attribution, integrity, disclosure, and withdrawal and any other rights that may be known as “moral rights” in relation to all Work Product to which the assigned copyrights apply. Upon the request of Company, during and after the Term, Consultant shall promptly take such further actions, including execution and delivery of all appropriate instruments of conveyance, and provide such further cooperation, as may be necessary to assist Company to apply for, prosecute, register, maintain, perfect, record, or enforce its rights in any Work Product and all Intellectual Property Rights therein.

5.3.	To the extent that any of Consultant’s pre-existing materials are incorporated in or combined with any Deliverable or otherwise necessary for the use or exploitation of any Work Product, Consultant hereby grant to Company an irrevocable, worldwide, perpetual, royalty-free, non-exclusive license to use, publish, reproduce, perform, display, distribute, modify, prepare derivative works based upon, make, have made, sell, offer to sell, import, and otherwise exploit such preexisting materials and derivative works thereof. Company may assign, transfer, and sublicense such rights to others without Consultant approval.

5.4.	As between Consultant and Company, Company is, and will remain, the sole and exclusive owner of all right, title, and interest in and to any documents, specifications, data, know-how, methodologies, software, and other materials provided to Consultant by Company (the “Company Materials”), including all Intellectual Property Rights therein. Consultant has no right or license to reproduce or use any Company Materials except solely during the Term to the extent necessary to perform Consultant obligations under this Agreement. All other rights in and to the Company Materials are expressly reserved by Company. Consultant has no right or license to use Company’s trademarks, service marks, trade names, logos, symbols, or brand names. Notwithstanding the foregoing, Consultant may use the Work Product, and any Company Materials included therein, so long as, in each instance, Company provides prior written approval of such use and proper credit is given to Company.

6. CONFIDENTIALITY.

6.1.	Consultant acknowledges that Consultant will have access to information that is treated as confidential and proprietary by Company including without limitation the existence and terms of this Agreement and all Statements of Work, trade secrets, technology, and information pertaining to business operations and strategies, customers, pricing, marketing, finances, sourcing, personnel, in each case whether spoken, written, printed, electronic, or in any other form or medium (collectively, the “Confidential Information”). Any Confidential Information that Consultant accesses or develops in connection with the Services, including but not limited to any Work Product, shall be subject to the terms and conditions of this clause. Consultant agrees to treat all Confidential Information as strictly confidential, not to disclose Confidential Information or permit it to be disclosed, in whole or part, to any third party without the prior written consent of Company in each instance, and not to use any Confidential Information for any purpose except as required in the performance of the Services. Consultant shall notify Company immediately in the event Consultant become aware of any loss or disclosure of any Confidential Information.

6.2.	Confidential Information shall not include information that (i) is or becomes generally available to the public other than through Consultant’s breach of this Agreement, or (ii) is communicated to Consultant by a third party that had no confidentiality obligations with respect to such information.

6.3.	Nothing herein shall be construed to prevent disclosure of Confidential Information as may be required by applicable law or regulation, or pursuant to the valid order of a court of competent jurisdiction or an authorized government agency, provided that the disclosure does not exceed the extent of disclosure required by such law, regulation, or order. Consultant agrees to provide written notice of any such order to an authorized officer of Company promptly after receiving such order, but in any event sufficiently in advance of making any disclosure to permit Company to contest the order or seek confidentiality protections, as determined in Company’s sole discretion.

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7. REPRESENTATIONS AND WARRANTIES.

7.1.	Consultant represents and warrants to Company that:

7.1.1.	Consultant has the right to enter into this Agreement, to grant the rights granted herein, and to perform fully all of Consultant’s obligations in this Agreement; and

7.1.2.	Consultant’s performance of the Services does not and will not conflict with or result in any breach or default under any other agreement to which Consultant is subject.

7.2.	Company hereby represents and warrants to Consultant that:

7.2.1.	it has the full right, power, and authority to enter into this Agreement and to perform its obligations hereunder; and

7.2.2.	the execution of this Agreement by its representative whose signature is set forth at the end hereof has been duly authorized by all necessary corporate action.

8. LIMITATION OF LIABILITY. IN NO EVENT SHALL EITHER PARTY BE LIABLE FOR ANY EXEMPLARY, SPECIAL, INCIDENTAL, CONSEQUENTIAL OR OTHER INDIRECT DAMAGES (INCLUDING, WITHOUT LIMITATION, ANY PAYMENT FOR LOST BUSINESS, FUTURE PROFITS, OR LOSS OF GOODWILL), EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT AND EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES .

9. GOVERNING LAW, JURISDICTION, AND VENUE. This Agreement and all related documents including all schedules attached hereto shall be governed by and construed in accordance with the laws of the State of Florida, without giving effect to any conflict of laws principles that would cause the laws of any other jurisdiction to apply. Any action or proceeding by either of the parties to enforce this Agreement shall be brought only in any state or federal court located in Miami-Dade County, Florida. The parties hereby irrevocably submit to the exclusive jurisdiction of these courts and waive the defense of inconvenient forum to the maintenance of any action or proceeding in such venue.

10.   MISCELLANEOUS.

10.1.	Neither party shall have the right to assign this Agreement without the written consent of the other party. This Agreement shall be binding upon, and inure to the benefit of, the parties and their respective successors and permitted assigns.

10.2.	All notices, requests, consents, claims, demands, waivers, and other communications hereunder shall be in writing and addressed to the parties at the addresses set forth on the first page of this Agreement (or to such other address that may be designated by the receiving party from time to time in accordance with this Section). All notices shall be delivered by personal delivery, nationally recognized overnight courier (with all fees prepaid), email, or certified or registered mail (in each case, return receipt requested, postage prepaid).

10.3.	This Agreement, together with any related exhibits and schedules, constitutes the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein, and supersedes all prior and contemporaneous understandings, agreements, representations, and warranties, both written and oral, with respect to such subject matter.

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10.4.	This Agreement may only be amended, modified, or supplemented by an agreement in writing signed by each party hereto, and any of the terms thereof may be waived, only by a written document signed by each party to this Agreement or, in the case of waiver, by the party or parties waiving compliance.

10.5.	If any term or provision of this Agreement is invalid, illegal, or unenforceable in any jurisdiction, such invalidity, illegality, or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction.

10.6.	This Agreement may be executed in multiple counterparts and by electronic signature, each of which shall be deemed an original and all of which together shall constitute one instrument.

The parties hereto have caused this Agreement to be duly executed as of the date last written below.

Dolphin Entertainment, Inc. By: /s/William O’Dowd Name:William O’Dowd Title:Chief Executive Officer Date:May 13, 2025	Hilarie Bass By:/s/ Hilarie Bass Name:Hilarie Bass Title:Self Date:May 13, 2025

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SCHEDULE 1

Statement of Work #1

This Statement of Work #1 (“SOW #1”) is entered into between Dolphin Entertainment Inc. (“Company”) and Hilarie Bass (“Consultant”) pursuant to that certain Consulting Agreement dated January 1, 2025 (the “Agreement”), sets forth the terms and conditions under which Consultant shall provide Services described below. All capitalized terms used herein but not defined shall have such meanings as set forth in the Agreement.

TERM	The term of this SOW shall begin on January 1, 2025, and continue until December 31, 2025 (the “SOW #1 Term”).
SERVICES

Consultant shall provide Company with commercial litigation advice and litigation consulting services related to the NSL Ventures/Luzzatto lawsuit, and other litigation matters as the parties may mutually agree to.

FEE & PAYMENT SCHEDULE

As consideration for the Services provided hereunder, Company shall pay Consultant a fee of One Hundred Thousand US Dollars ($100,000 USD), payable in four (4) installments of Twenty-Five Thousand US Dollars ($25,000 USD) within fifteen (15) days of the end of each calendar quarter of the SOW #1 Term.

The Company may elect to pay each quarterly installment in either cash or in common shares of Company stock. If the Company chooses to pay in stock, then the amount of shares to be paid for any quarterly installment hereunder shall be the amount of shares of common stock equal to the quotient obtained by dividing (i) 25,000 by (ii) the 5-trading day average closing price per share of common stock as of the date of payment.

The parties hereto have caused this SOW #1 to be duly executed as of the date last written below.

Dolphin Entertainment, Inc. By: /s/William O’Dowd Name:William O’Dowd Title:Chief Executive Officer Date:May 13, 2025	Hilarie Bass By:/s/ Hilarie Bass Name:Hilarie Bass Title:Self Date:May 13, 2025